Exhibit 10.1

CONFORMED EXECUTION VERSION

SECOND AMENDMENT TO

BRIDGE CREDIT AGREEMENT

This SECOND AMENDMENT TO BRIDGE CREDIT AGREEMENT, dated as of September 21, 2018 (this “Amendment”), among 21st Century Fox America, Inc., a Delaware corporation (the “Borrower”), Twenty-First Century Fox, Inc., a Delaware corporation (the “Parent Guarantor”) and the Lenders under the Credit Agreement (each as defined below) party hereto amends the Bridge Credit Agreement, dated as of December 15, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including pursuant to that certain First Amendment to Bridge Credit Agreement, dated as of July 11, 2018), including all Schedules and Exhibits thereto, the “Credit Agreement”) by and among, inter alios, the Borrower, the Parent Guarantor, the lenders party thereto from time to time (hereinafter collectively referred to as the “Lenders”), and J.P. Morgan Europe Limited, as designated agent (the “Designated Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has appointed each of Goldman Sachs Bank USA, Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A. to act as joint lead arranger and joint bookrunner with respect to this Amendment (each a “Second Amendment Arranger” and, collectively, the “Second Amendment Arrangers”) and each Second Amendment Arranger has agreed to act in such roles;

WHEREAS, the Borrower, the Parent Guarantor and the Lenders party hereto constituting the Required Lenders, Required Tranche 1 Lenders and Required Tranche 2 Lenders wish to amend the Credit Agreement as set forth herein;

WHEREAS, the Borrower and the Parent Guarantor have requested that certain of the Lenders (such Lenders, the “Second Amendment Additional Lenders”) provide additional Tranche 1 Commitments (the “Second Amendment Additional Tranche 1 Commitments”) in an aggregate principal amount of £1,840,000,000.00, which shall be available starting on the Second Amendment Effective Date (as defined below) and structured as an increase in the principal amount of Tranche 1 Commitments under the Credit Agreement; and

WHEREAS, each Second Amendment Additional Lender has agreed on a several and not joint basis to provide 25% of the Second Amendment Additional Tranche 1 Commitments subject to the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing recital, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Parent Guarantor and the Lenders party hereto hereby agree as follows:

Section 1.     Defined Terms. All capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Credit Agreement and as used herein.

Section 2.     Amendments to the Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 4 of this Amendment, the following amendments shall be made to the Credit Agreement:

(a)     Amended Definitions. The below definitions as set forth in Section 1.01 of the Credit Agreement are amended as follows:

(i)    Clause (d) of the definition of “Certain Funds Default” is amended and restated in its entirety as follows:

“(d)    Section 6.01(d) as it relates to the failure to perform any of the following covenants: (i) Section 5.01(k) (other than paragraph (viii), (ix) and (xiv) thereof), (ii) Section 5.02(a), (iii) Section 5.02(b), (iv) Section 5.02(f)(ii) or (vi) the covenants set forth in Section 5(a), 5(b)(i), 5(c), 5(d) or 5(e) of the Second Amendment.”

(ii)    The definition of “Fee and Syndication Letter” is amended and restated in its entirety as follows:

““Fee and Syndication Letter” means a collective reference to (a) that certain Fee and Syndication Letter, dated as of December 15, 2016, by and among the Borrower, the Agents and the Initial Lenders, (b) that certain Supplemental Fee and Syndication Letter, dated as of the First Amendment Effective Date, by and among the Borrower, the Agents and the Additional Lenders (as defined in the First Amendment) and (c) that certain Second Amendment Supplemental Fee Letter (as defined in the Second Amendment).”

(iii)    The definition of “Materially Adverse Amendment” is amended and restated in its entirety as follows:

““Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions of the Scheme or Takeover Offer (as the case may be) compared to the terms and conditions that were included in the Original Press Release as amended or superseded by the draft of the Press Release or Offer Press Announcement (as the case may be) delivered pursuant to Section 5(c) of the Second Amendment that is materially adverse to the interests of the Lenders, it being acknowledged (except as otherwise agreed in writing by the Arrangers) that, a change to the consideration (other than to the extent the consideration consists of cash (in an amount per Target Share not greater than the amount already offered), common stock of the Parent Guarantor or a combination of the two) for the Target Shares would be materially adverse to the Lenders, but that a waiver of a pre-condition which then becomes a condition to be satisfied in connection with the Target Acquisition would not be materially adverse to the interests of the Lenders, and; provided, that any modification, amendment or waiver required pursuant to the City Code or by a court of competent jurisdiction or the Panel shall not be a Materially Adverse Amendment.”

(iv)    The definition of “Tranche 1 Commitment” is amended and restated in its entirety as follows:

““Tranche 1 Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01, as such commitment may be reduced from time to time pursuant to the terms hereof. The initial amount of each Lender’s Tranche 1 Commitment is (a) the amount set forth in the column labeled “Tranche 1 Commitment” opposite such Lender’s name on Schedule I hereto, (b) the amount set forth in the column labeled “Additional Tranche 1 Commitment” opposite such Lender’s name on Schedule I to the First Amendment, (c) as to each Second Amendment Additional Lender (as defined in the Second Amendment), the amount set forth in the column labeled “Second

Amendment Additional Tranche 1 Commitments” opposite such Second Amendment Additional Lender’s name on Schedule I to the Second Amendment or, in any case, (d) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Designated Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.04.”

(b)    Additional Definitions. The following definitions shall be inserted in alphabetical order in Section 1.01 of the Credit Agreement:

“Disney Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018, among the Parent Guarantor, The Walt Disney Company, TWDC Holdco 613 Corp., WDC Merger Enterprises I, Inc., and WDC Merger Enterprises II, Inc., as it may be amended, restated, supplemented or otherwise modified from time to time.

“Second Amendment” means that certain Second Amendment to Bridge Credit Agreement, dated as of September 21, 2018, by and among the Parent Guarantor, the Borrower, the Second Amendment Additional Lenders (as defined therein) party thereto, the other Lenders party thereto and the Designated Agent.

“Second Amendment Additional Tranche 1 Commitments” has the meaning set forth in the Second Amendment, which, following the Second Amendment Effective Date, shall constitute Tranche 1 Commitments hereunder.

“Second Amendment Effective Date” means the “Second Amendment Effective Date” under and as defined in the Second Amendment, which occurred on September 21, 2018.

(c)    Amended Sections.

(i)    Clause (a) of Section 2.02 of the Credit Agreement is amended and restated in its entirety as follows:

“(a) Each Borrowing shall be made on notice, given not later than (x) 1:00 P.M. (London time) on the second Business Day prior to the date of the proposed Borrowing, by the Borrower to the Designated Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, telecopier or other electronic communication in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) aggregate amount of such Borrowing, (iii) Class of Advances comprising such Borrowing and (iv) initial Interest Period for each such Advance. Each Lender shall, before 10:00 A.M. (New York City time) on the date of such Borrowing make available for the account of its Eurocurrency Lending Office to the Designated Agent at the Designated Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Designated Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Designated Agent will make such funds available to the Borrower at the Designated Agent’s address referred to in Section 9.02.

(ii)    The proviso at the end of clause (a) of Section 2.03 of the Credit Agreement is amended and restated in its entirety as follows: “provided, further, however, that (i) Commitment Fees in respect of the Additional Tranche 1 Commitments shall begin to accrue on the First Amendment Effective Date and (ii) Commitment Fees in respect of the Second Amendment Additional Tranche 1 Commitments shall begin to accrue on the Second Amendment Effective Date (whether or not established on such date)”.

(iii)    Clause (k)(i) of Section 5.01 of the Credit Agreement is amended and restated in its entirety as follows:

“(i)    Issue a Press Release or, as the case may be, an Offer Press Announcement (in the form delivered to the Designated Agent pursuant to Section 5(c) of the Second Amendment, subject to such amendments as are not Materially Adverse Amendments or have been approved by the Arrangers in writing acting reasonably (such approval not to be unreasonably withheld, delayed or conditioned)) within 5 Business Days of the Second Amendment Effective Date.”

(iv)    Clause (k)(vii) of Section 5.01 of the Credit Agreement is amended and restated in its entirety as follows:

“(vii)    Not take any action, and procure that none of its Affiliates nor any person acting in concert with it (within the meaning of the City Code) takes any action, which would require a change to be made to the terms of the Scheme or the Takeover Offer (as the case may be) pursuant to Rule 6 or Rule 11 of the City Code which change, if made voluntarily, would be a Materially Adverse Amendment.”

(v)    The first paragraph of Section 5.03 of the Credit Agreement is amended and restated in its entirety as follows:

“Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Parent Guarantor will maintain a ratio (the “Operating Income Leverage Ratio”) determined on the last day of each fiscal quarter of the Parent Guarantor for the Rolling Period then ended of (i) the aggregate principal amount, without duplication, of (A) Consolidated Debt of the Parent Guarantor described in clauses (a), (c) and (e) of the definition of Debt, plus (B) Excess Guaranty Debt, plus (C) preference shares that constitute debt under GAAP, minus (D) unrestricted cash or Cash Equivalents of the Reporting Group to (ii) Consolidated Adjusted Operating Income of the Parent Guarantor for such Rolling Period of not more than (x) 5.25 to 1.00 for any period ending on or prior to the date that is eighteen months after the Target Acquisition Closing Date and (y) 4.75 to 1.00 thereafter.

Section 3.    Establishment of Additional Tranche 1 Commitments.

(a)    Subject to the satisfaction of the conditions set forth in Section 4 hereof, each Second Amendment Additional Lender hereby acknowledges and agrees that it has a Second Amendment Additional Tranche 1 Commitment in an amount as set forth opposite its name on Schedule I hereto, and agrees to make its pro rata share of any Advances to the Borrower in accordance with the terms and conditions of the Credit Agreement as amended hereby.

(b)    On and after the Second Amendment Effective Date, (i) each Second Amendment Additional Tranche 1 Commitment shall be deemed for all purposes a Tranche 1 Commitment and (ii) each Second Amendment Additional Lender shall be a Lender with respect to each Second Amendment Additional Tranche 1 Commitment and all matters relating thereto.

Section 4.    Conditions to Effectiveness. This Amendment shall become effective on the date on which each of the following conditions is satisfied (the “Second Amendment Effective Date”):

(a)    Executed Amendment. The Designated Agent shall have received one or more counterparts of this Amendment duly executed by (i) each Loan Party, (ii) the Lenders constituting no less than the Required Lenders, Required Tranche 1 Lenders and Required Tranche 2 Lenders and (iii) each Second Amendment Additional Lender.

(b)    Closing Deliverables. The Designated Agent shall have received on or before the Second Amendment Effective Date, each dated on or about such date:

(i)    A good standing certificate or similar certificate dated a date reasonably close to the Second Amendment Effective Date from the jurisdiction of organization or formation of each Loan Party, but only where such concept is applicable; and

(ii)    A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the Responsible Officers of such Loan Party authorized to execute and deliver this Amendment and the other documents to be delivered by it hereunder.

The Designated Agent and Lenders party hereto, as applicable, hereby irrevocably confirm that the above conditions have been satisfied and the Second Amendment Effective Date has occurred as of the date hereof.

Section 5.    Covenants. Following the occurrence of the Second Amendment Effective Date, each Loan Party hereby covenants and agrees to the following:

(a)    Fees and Expenses. The Second Amendment Additional Lenders and the Designated Agent shall receive (or other arrangements acceptable to the Second Amendment Arrangers and the Designated Agent shall have been made for) payment of all fees and expenses then due and payable on September 24, 2018, set forth in the Supplemental Fee Letter, dated as of the date hereof (the “Second Amendment Supplemental Fee Letter”), subject in the case of any expenses to be paid by the Borrower to the Borrower’s receiving an invoice with respect thereto.

(b)    Deliverables. The Designated Agent shall receive on or prior to September 24, 2018, each dated on or about such date:

(i)    Certified copies of (A) the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of each Loan Party, certified as of a recent date by the Secretary of State (or comparable authority) of its jurisdiction of organization or formation including a certification that the same has not been amended since the date of such certification, (B) the bylaws, operating agreement or similar governing document of each Loan Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate and (C) the resolutions or similar authorizing documentation of the governing bodies of each Loan Party authorizing the incurrence of the Second Amendment Additional Tranche 1 Commitments and such Person to enter into and perform its obligations under the Loan Documents to which it is a party; and

(ii)    An opinion of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, consistent with the draft thereof agreed by counsel to the Designated Agent and counsel to the Loan Parties prior to the Second Amendment Effective Date.

(c)    Press Release. The Second Amendment Additional Lenders shall receive on or prior to September 24, 2018, a copy of a revised draft of the Press Release or Offer Press Announcement (as applicable, depending upon whether it is proposed to effect the Target Acquisition by way of a Scheme or Takeover Offer) in the form in which it is issued or proposed to be issued, which (i) shall be consistent with the increased offer price of £15.67 per Target Share communicated to the Panel on September 22, 2018 (the “Increased Offer Price”) and (ii) comply with the applicable requirements of the City Code and the Panel.

(d)    Consent. The Borrower shall have received the consent required by Section 5.01(b)(iv) of the Disney Merger Agreement in connection with the Increased Offer Price. The Second Amendment Additional Lenders shall receive on or prior to September 24, 2018, a copy of the documentation relating to such consent.

(e)    Backstop. The Borrower shall have and maintain in effect an agreement with The Walt Disney Company that if the Disney Merger Agreement is terminated in a circumstance in which The Walt Disney Company is obligated to pay the Parent Regulatory Termination Fee (as defined in the Disney Merger Agreement) and, at the time of such termination, the Parent Guarantor has (x) completed the Sky Acquisition (as defined in the Disney Merger Agreement) or (y) is obligated pursuant to the City Code to complete the Sky Acquisition and ultimately does, The Walt Disney Company will be required, in the case of clause (x), concurrently with the payment of the Parent Regulatory Termination Fee or, in the case of clause (y), on the day on which the Sky Acquisition is ultimately completed, to pay to the Parent Guarantor in cash a Reimbursement Fee (as defined below). As used herein, “Reimbursement Fee” shall mean an amount in U.S. dollars equal to (i) the Dollar Equivalent (as defined below) of (x) the number of shares of the Target that the Parent Guarantor and its affiliates acquire in the Sky Acquisition, multiplied by (y) the amount by which the approved per share price exceeds £13.00 per share (the amount referred to in this clause (i), the “Principal Amount”), plus (ii) interest and fees on such Principal Amount, which interest shall accrue at a rate per annum equal to the interest rate applicable to the Advances from the date on which the Sky Acquisition is completed until the date on which the Reimbursement Fee is paid to the Parent Guarantor by The Walt Disney Company. The Second Amendment Additional Lenders shall receive on or prior to September 24, 2018, a copy of the agreement referred to in this clause (e). As used in this clause 5(e), “Dollar Equivalent” shall mean with respect to any amount in pounds sterling, the equivalent amount in U.S. dollars resulting from using the exchange rate set forth on the relevant Reuters currency page at or about 11:00 a.m. (New York City time) on September 21, 2018; in the event that such rate does not appear on any such Reuters page, the applicable exchange rate shall be determined by The Walt Disney Company and the Parent Guarantor by reference to a similar independent and internationally recognized publicly available service for displaying exchange rates.

Section 6.    Representations and Warranties. To induce the Lenders to enter into this Amendment, each Loan Party represents and warrants to the Designated Agent and Lenders that, as of the Second Amendment Effective Date:

(a)    The execution, delivery and performance by each Loan Party of this Amendment are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any material applicable law or contractual restriction binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(b)    All authorizations or approvals and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third party that are required to be obtained or made by the Loan Parties for the due execution, delivery, recordation, filing or performance by any Loan Party of this Amendment.

(c)    This Amendment has been duly executed and delivered by each Loan Party party hereto. This Amendment is the legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms.

(d)    Immediately prior to and after giving effect to the terms, conditions, and provisions of this Amendment, no Default or Event of Default exists.

(e)    The representations and warranties contained in Section 4.01 of the Credit Agreement are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to this Amendment, as though made on and as of the Second Amendment Effective Date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be accurate in all material respects as of such earlier date).

Section 7.    Miscellaneous.

(a)    Confirmation of Loan Documents. Each Loan Party hereby covenants and agrees that, except as expressly amended and/or modified by this Amendment, all of the terms, conditions, and provisions of the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. Each Loan Party hereby acknowledges and agrees that, after giving effect to this Amendment, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by this Amendment, are reaffirmed, and remain in full force and effect. After giving effect to this Amendment, each Loan Party reaffirms its guaranty of the Guaranteed Obligation, which Guaranteed Obligations shall continue in full force and effect during the term of the Credit Agreement (after giving effect to this Amendment), in each case, on and subject to the terms and conditions set forth in the Credit Agreement (as amended by this Amendment) and the other Loan Documents. The Credit Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Credit Agreement or any other Loan Document shall hereafter refer to the Credit Agreement or any other Loan Document as amended hereby. On and after the date hereof, this Amendment shall for all purposes constitute a “Loan Document”. Each reference to a “Commitment” shall be deemed to include the Second Amendment Additional Tranche 1 Commitments hereunder and all other related terms will have the correlative meanings mutatis mutandis.

(b)    Limitation of this Amendment. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written. Except as otherwise set forth herein, nothing contained herein and no actions taken pursuant to the terms hereof are intended to constitute a novation of the Credit Agreement, or any waiver of the terms, conditions, or provisions of the Credit Agreement and/or any of the other Loan Documents and do not constitute a release, termination or waiver of any of the rights and/or remedies granted to the Lenders and/or the Designated Agent under the Loan Documents. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby.

(c)    Captions. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

(d)    Successors and Assigns. This Amendment shall be binding upon and shall inure to the sole benefit of the Borrower, the Parent Guarantor, the Designated Agent and the Lenders and their respective successors and assigns.

(e)    References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(f)    Miscellaneous. This Amendment shall be subject to the following Sections of the Credit Agreement, as if set forth herein in their entirety: Sections 9.08, 9.09, 9.10, 9.11, 9.17 and 9.18.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

21ST CENTURY FOX AMERICA, INC.,
as Borrower

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	Executive Vice President and Deputy General Counsel

TWENTY-FIRST CENTURY FOX, INC.,
as Parent Guarantor

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	Executive Vice President and Deputy Group General Counsel

Signature Page to Second Amendment

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

Signature Page to Second Amendment

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender and a Second Amendment Additional Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

Signature Page to Second Amendment

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender and a Second Amendment Additional Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Yvonne Tilden
Name:	Yvonne Tilden
Title:	Managing Director

Signature Page to Second Amendment

JPMORGAN CHASE BANK, N.A., LONDON BRANCH as a Lender and a Second Amendment Additional Lender

By:	/s/ Andres Korin
Name:	Andres Korin
Title:	Vice President

Signature Page to Second Amendment

J.P. MORGAN EUROPE LIMITED, as Designated Agent

By:	/s/ Andres Korin
Name:	Andres Korin
Title:	Vice President

Signature Page to Second Amendment

CITIBANK, N.A., as a Second Amendment Additional Lender

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

Signature Page to Second Amendment

Schedule I (Second Amendment Additional Tranche 1 Commitments)

Second Amendment Additional Lenders	Second Amendment Additional Tranche 1 Commitments
GOLDMAN SACHS LENDING PARTNERS LLC	£460,000,000.00

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH	£460,000,000.00

JPMORGAN CHASE BANK, N.A., LONDON BRANCH	£460,000,000.00

CITIBANK, N.A.	£460,000,000.00

Total	£1,840,000,000.00